Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TUT SYSTEMS, INC.

CADILLAC MERGER SUB, INC.

AND

COSINE COMMUNICATIONS, INC.

dated as of

January 7, 2005

TABLE OF CONTENTS

ARTICLE I	DESCRIPTION OF TRANSACTION

1.1	Merger of Merger Sub into Company
1.2	Closing; Effective Time
1.3	Effect of the Merger
1.4	Certificate of Incorporation; Bylaws
1.5	Directors and Officers
1.6	Effect on Capital Stock
1.7	Net Cash Adjustment
1.8	Surrender of Certificates
1.9	Termination of Exchange Fund
1.10	No Further Ownership Rights in Company Common Stock
1.11	Lost, Stolen or Destroyed Certificates
1.12	Tax Consequences
1.13	Withholding Rights
1.14	Taking of Necessary Action; Further Action

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1	Organization, Standing and Power
2.2	Capital Structure
2.3	Authority; No Conflicts
2.4	SEC Documents; Financial Statements
2.5	Absence of Certain Changes
2.6	Absence of Undisclosed Liabilities
2.7	Legal Proceedings
2.8	Receivables; Customers
2.9	Restrictions on Business Activities
2.10	Governmental Authorization
2.11	Title to Property
2.12	Proprietary Rights
2.13	Environmental Matters
2.14	Tax Matters
2.15	Employee Benefit Plans
2.16	Interested Party Transactions
2.17	Certain Agreements Affected by the Merger
2.18	Employee Matters
2.19	Insurance
2.20	Compliance With Legal Requirements; Governmental Authorizations
2.21	Vote Required
2.22	Voting Agreements
2.23	Board Approval; State Takeover Statutes
2.24	Brokers’ and Finders’ Fees; Opinion of Financial Adviser
2.25	Customers and Suppliers
2.26	No Default

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2.27	Full Disclosure

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization, Standing and Power
3.2	Capital Structure
3.3	Authority
3.4	SEC Documents; Financial Statements
3.5	Absence of Certain Changes
3.6	Absence of Undisclosed Liabilities
3.7	Litigation
3.8	Restrictions on Business Activities
3.9	Governmental Authorization
3.10	Title to Property
3.11	Registration Statement; Joint Proxy Statement/Prospectus
3.12	Proprietary Rights
3.13	Environmental Matters
3.14	Tax Matters
3.15	Interested Party Transactions
3.16	Insurance
3.17	Full Disclosure; Registration Statement; Joint Proxy Statement/Prospectus
3.18	No Default
3.19	Board Approval
3.20	Vote Required
3.21	Voting Agreements
3.22	Broker’s and Finders’ Fees
3.23	Parent Owned shares of Company Common Stock

ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business of Company
4.2	No Solicitation

ARTICLE V	ADDITIONAL AGREEMENTS

5.1	Joint Proxy Statement/Prospectus; Registration Statement
5.2	Meeting of Company Stockholders
5.3	Meeting of Parent Stockholders
5.4	Regulatory Approvals
5.5	Consents
5.6	Access to Information
5.7	Confidentiality
5.8	Public Disclosure
5.9	Legal Requirements
5.10	Employee Benefit Plans
5.11	Listing of Additional shares
5.12	Indemnification
5.13	Certain Taxes
5.14	Stockholder Litigation

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5.15	Nominee to Parent’s Board
5.16	Injunctions or Restraints
5.17	Further Assurances

ARTICLE VI	CONDITIONS TO THE MERGER

6.1	Conditions to Obligations of Each Party to Effect the Merger
6.2	Additional Conditions to Obligations of the Company
6.3	Additional Conditions to the Obligations of Parent and Merger Sub

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER

7.1	Termination
7.2	Effect of Termination
7.3	Expenses and Termination Fees
7.4	Amendment
7.5	Extension; Waiver

ARTICLE VIII	GENERAL PROVISIONS

8.1	Non-Survival at Effective Time
8.2	Notices
8.3	Interpretation
8.4	Counterparts
8.5	Entire Agreement; Nonassignability; Parties in Interest
8.6	Severability
8.7	Remedies Cumulative
8.8	Governing Law
8.9	Rules of Construction

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

Schedule 5.10(c)

Schedule 6.3(c)

EXHIBITS

Exhibit A	–	Defined Terms
Exhibit B	–	Form of Voting Agreement
Exhibit C	–	Form of Certificate of Merger
Exhibit D	–	Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 7, 2005, by and among Tut Systems, Inc., a Delaware corporation (“Parent”), Cadillac Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and CoSine Communications, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            The Boards of Directors of the Company, Parent and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.            By virtue of the Merger, the outstanding shares of Company Common Stock, par value $0.0001 per share (“Company Common Stock”), shall be converted into the right to receive shares of Parent Common Stock, $0.001 par value (“Parent Common Stock”), at the rate set forth herein.

C.            The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D.            Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into voting agreements in substantially the form attached hereto as Exhibit B (the “Company Voting Agreements”) to vote the shares of Company Common Stock owned by such persons in favor of adoption of this Agreement and approval of the Merger.

E.             Concurrently with the execution of this Agreement and as an inducement to Company to enter with this Agreement, certain stockholders of the Parent have entered into voting agreements in substantially the form attached hereto as Exhibit B (the “Parent Voting Agreements”) to vote the shares of Parent Common Stock owned by such persons in favor of the issuance of Parent Common Stock contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub into Company.  At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2           Closing; Effective Time.  The closing of the Merger (the “Closing”) shall take place as soon as reasonably practicable (and in any event not later than two business days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof or at such other time as the parties hereto agree (the “Closing Date”).  The Closing shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, or at such other location as the parties hereto agree.  As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of the filing of such document, or such later time as may be agreed to by the parties and specified in the Certificate of Merger in accordance with Section 103(d) of the DGCL, being the “Effective Time”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without revision or impairment, and debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws.  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit D hereto.  From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5           Directors and Officers.  From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal.

1.6           Effect on Capital Stock.  By virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Company Common Stock.  At the Effective Time, subject to Section 1.6(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) shall be automatically converted into the right to receive that number of shares (or a fraction of a share, as the case may be) of Parent Common Stock (the “Exchange Ratio”) equal to the quotient obtained by dividing (i) the quotient obtained by dividing $24,100,000 (plus the Net Cash Adjustment, if any, calculated in accordance with Section 1.7) by $4.0222 (the “Average Parent Stock Price”) by (ii) the Diluted Company shares;

(b)           Cancellation of Company Common Stock Owned by Parent or Company.  At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock, and each share of Company Common Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Parent or the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or any other consideration paid or issued therefor.

(c)           Company Stock Options.  As soon as practicable following the Closing, but effective as of the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) which is outstanding immediately prior to the Effective Time (including, specifically and without limitation, every option outstanding under the Company’s 1997 Stock Plan, 2000 Stock Plan, 2002 Stock Plan and the 2000 Director Option Plan) which has not been exercised prior to the Effective Time shall be terminated.  Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by this Section 1.6(c).

(d)           Capital Stock of Merger Sub.  At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent.  Each stock certificate of Merger Sub evidencing ownership of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)           Adjustments to Exchange Ratio.

(i)            The Exchange Ratio shall be adjusted to reflect the Net Cash Adjustment addition to $24,100,000.  The Exchange Ratio shall be finalized upon the determination of the Company Cash Position in accordance with Section 1.7(b).

(ii)           The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time so as to provide holders of Company Common Stock and Parent the same economic effect as was contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

(f)            Fractional shares.  No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Parent Stock Price.

1.7           Net Cash Adjustment.

(a)           Definition of Net Cash Adjustment.  The “Net Cash Adjustment,” if any, will equal the difference between (i) the Company Cash Position, as defined below, determined pursuant to Section 1.7(b) and (ii) $22,750,000.  The “Company Cash Position” means the estimate of the expected net cash and cash equivalent position of the Company at March 31, 2005, determined on the following basis:  (i) the actual cash balance of the Company at the time of the determination, plus (ii) the value of good and collectible trade accounts receivable of the Company (aged 60 days or less) that relate to services performed or to be performed on or before March 31, 2005, less (iii) the amount of remaining payment obligations under the respective license agreements between the Company and IBM and Cadence Design Systems, Inc., less (iv) any amount to be paid by the Company pursuant to Section 5.12(c), and (v) the value of any remaining accounts payable and contractual payment obligations of the Company in excess of $50,000 (excluding amounts due and payable to Wipro Limited relating to services to be performed after March 31, 2005 pursuant to that certain Software Support Outsourcing Agreement between such supplier and the Company dated October 15, 2004) and in no event shall any person who immediately prior to the Effective Time was a holder of capital stock of the Company be required to repay or return any consideration which such holder receives or which such holder has the right to receive, as a result of the determination of the Net Cash Adjustment hereunder, and for such purposes, the calculation of the Net Cash Adjustment in accordance with the procedures set forth in Section 1.7(b) shall be final and binding on all parties to this Agreement and on the holders of Company capital stock and options.

(b)           Determination of Net Cash Adjustment.

(i)            On or before that date that is five business days prior to the date of the mailing of the Joint Proxy Statement to the Company stockholders, Burr, Pilger & Mayer LLP (the “Company Auditors”) shall calculate the Company Cash Position based on its review of the Company’s books and records.  Concurrently with the foregoing, the Company Auditors and the Company shall provide to Parent and PriceWaterhouseCoopers LLP (“PWC”) all supporting materials and information (including all audit and tax working papers of the Company and the Company Auditors) necessary or appropriate for Parent and PWC to independently calculate the Company Cash Position.  As soon as practicable after the parties have completed their respective calculations of the Company Cash Position, the parties will inform each other of such calculations, and if such calculations differ, Parent, PWC, the Company, and the Company Auditors will seek in good faith to resolve such differences in order to agree on a calculation of the Company Cash Position in a timely manner prior to the scheduled mailing of the Joint Proxy Statement to the Company stockholders.  If Parent and the Company are unable to resolve such differences by the date scheduled for the mailing of the Joint Proxy Statement, then, within two business days thereafter, Parent and the Company shall revise their respective calculations so that each such revised calculation identifies the differences remaining between the two such calculations, and shall immediately submit such revised calculations to KPMG LLP (or Deloitte & Touche, LLP if KPMG LLP does not agree to provide services pursuant to this paragraph or has a material relationship with either of the parties) (the “CPA Firm”).  Acting as experts and not as arbitrators, and based solely on their independent review and analysis of the revised calculations (and based upon such review, and analysis of the data underlying such calculations as they deem appropriate), the CPA Firm shall determine the Company Cash Position, based on its determination of which calculation (Parent’s calculation or the Company’s calculation) better approximates the Company Cash Position; provided that to make such determination the CPA Firm shall choose, without any modification, either (i) the Company’s calculation of the Company Cash Position, taken as a whole as submitted in its entirety to the CPA Firm by the Company, or (ii) Parent’s calculation of the Company Cash Position, taken as a whole as submitted in its entirety to the CPA Firm by Parent.  The Company and Parent shall direct the CPA Firm to use its best efforts to render such determination within two business days following submission by the parties.  The determination of the Company Cash Position by the CPA Firm shall be final, conclusive and binding upon the Company and Parent.  Fifty percent (50%) of the fees of the CPA Firm billed to the parties shall be paid by Parent, and the other fifty percent (50%) of such fees shall be deducted from the Company Cash Position.  In the event that the Company Cash Position is not determined in accordance with the foregoing procedures within ten business days after the date that (but for the disagreement between the parties as to the Company Cash Position) had been scheduled for the mailing of the Joint Proxy Statement, the Company Cash Position shall be the average of the two amounts determined by the parties, which amount shall then be final, conclusive and binding upon the Company and Parent.

(ii)           The Company Cash Position shall be subject to further adjustment upon the mutual agreement of the Company and Parent, no later than the earlier of the date of Parent Stockholders’ Meeting or the date of the Company Stockholders’ Meeting.  Company shall inform Parent of any facts or circumstances which could reasonably have the potential to affect the Company Cash Position, immediately upon Company’s becoming aware of such facts or circumstances.

1.8           Surrender of Certificates.

(a)           Exchange Agent.  Parent’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)           Parent to Provide Common Stock and Cash.  Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights in favor of the Company shall be in book entry form until such vesting and/or repurchase rights lapse) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

(c)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares)

pursuant to Section 1.6 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates or shares held electronically through a broker-dealer (or book entries in the case of shares that are subject to vesting and/or repurchase rights in favor of the Company) representing shares of Parent Common Stock (and cash in lieu of fractional shares).  Upon surrender of a Company Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Parent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificate so surrendered shall forthwith be canceled and the holder of such Company Certificate shall be sent in exchange therefor a certificate or certificates or electronic equivalent (or book entry in the case of shares that are subject to vesting and/or repurchase rights) representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.6(a) and cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f).  Until so surrendered, each outstanding Company Certificate will be deemed from and after the Effective Time to represent only the right to receive the merger consideration contemplated by Section 1.6(a) upon surrender of such Company Certificate.  Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this ARTICLE I.

(d)           Distributions With Respect to Unexchanged shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock which the holder thereof has the right to receive until the holder of record of such Company Certificate shall surrender such Company Certificate.  Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Common Stock certificates issued in exchange therefor, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Parent Common Stock.

(e)           Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)            No Liability.  Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9           Termination of Exchange Fund.  Any portion of funds (including any interest earned thereon) or certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this ARTICLE I within 180 days after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.8 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and, only as general creditors thereof, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

1.10         No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Company Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this
ARTICLE I.

1.11         Lost, Stolen or Destroyed Certificates.  In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

1.12         Tax Consequences.  The parties will report the transaction in accordance with the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.13         Withholding Rights.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code or any provision of United States federal, state, local, or foreign national, provincial, local or other Tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

1.14         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, as long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE II are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”).  The disclosures set forth in the Company Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Company Disclosure Schedule.  For purposes of this ARTICLE II, documents filed by the Company in full without redaction on the website of the United States Securities and Exchange Commission (“SEC”) through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) shall be deemed delivered to Parent.

2.1           Organization, Standing and Power.

(a)           The Acquired Corporations are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now being conducted and as proposed to be conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company’s Subsidiaries are the only entities in which the Company has any equity interest.

(b)           Section 2.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each its jurisdiction of organization and, except in the case of the Company, its stockholders.  The Company is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each such Subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation, or Bylaws of such Subsidiary or any agreement to which such Subsidiary is a party or by which it is bound.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (excluding the Subsidiaries and securities in publicly traded companies held for passive investment and comprising less than one percent (1%) of the outstanding stock of such company).

(c)           Section 2.1(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the certificate or articles of incorporation, by-laws and other organizational documents, each as currently in effect, (collectively, “Company Organizational Documents”) of each of the Acquired Corporations,.  None of the Acquired Corporations is in violation of any of the provisions of its respective Company Organization Documents.

(d)           Section 2.1(d) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the charters of each committee of the Company’s board of directors and any code of conduct or similar policy adopted by the Company.

2.2           Capital Structure.  The authorized capital stock of the Company consists of Thirty Million (30,000,000) shares of Common Stock, $0.0001 par value, of which there were issued and outstanding as of the close of business on January 5, 2005, Ten Million Two Hundred Fifty Three Thousand Three Hundred Eighty Five (10,253,385) shares, and Three Million (3,000,000) shares of Preferred Stock $0.0001 par value.  As of the close of business on January 5, 2005 there were no shares of Preferred Stock issued and outstanding.  No shares of Company Common Stock are held in treasury of the Company or by its Subsidiaries.  Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 1, 2005, except upon the exercise of options outstanding as of such date under the Company Stock Option Plans (as defined in Section 1.6(c)) or pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”).  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances, other than any liens, charges, claims, encumbrances or rights of others, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation,  or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.  As of the close of business on January 5, 2005, the Company had reserved (i) Four Million Four Hundred Ninety Four Thousand Three Hundred Ninety Eight (4,494,398) shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans, of which One Million Eight Hundred Fifty Four Thousand Sixty Seven (1,854,067) shares had been issued pursuant to option exercises or direct stock purchases, Six Hundred Thousand Seven Hundred Forty Six (600,746) shares are subject to outstanding, unexercised options, no shares were subject to outstanding stock purchase rights, and Two Million Eight Hundred Sixty Two Thousand Two (2,862,002) shares were available for issuance thereunder and (ii) Six Hundred Fifty Four Thousand One Hundred Eighty Six (654,186) shares of Common Stock for issuance to employees pursuant to the Company ESPP, of which Two Hundred Twenty Two Thousand Two (222,002) shares had been issued, and (iii) Two Hundred Eighty Four Thousand Nine Hundredred Ninety Seven (284,997) shares of Common Stock for issuance upon exercise of outstanding warrants.  Between September 30, 2004 and the date hereof, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or (ii) accepted enrollments in the Company ESPP.  Except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP and (ii) the Company’s rights to repurchase any unvested shares under the Company Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s capital stock (other than those granting the Company the right to purchase unvested shares upon employment or service termination, and the Voting Agreements) (i) between or among the Company and any of its stockholders and (ii) to the Company’s Knowledge, between or among any of the Company’s stockholders.  The terms of the Company Stock Option Plans permit the termination of such options if not so assumed by the Parent as provided in this Agreement, without the consent or approval of the holders of such securities, stockholders, or otherwise.  The Company’s Board of Directors shall take all action necessary to cause (i) any “Purchase Periods” (as defined in the Company’s ESPP) then in progress to be shortened by establishing a final “Purchase Date” (as also defined in the Company ESPP) as of a date prior to the Effective Time, and any Purchase Periods then in progress shall end on such new final Purchase Date, and (ii) the termination of the Company ESPP effective as of a time following such new final Purchase Date but at or prior to the Effective Time.  All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the day immediately prior to the Effective Time, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the number of shares of Parent Common Stock pursuant to Section 1.6 of this Agreement.  The Company shall cause the ESPP to terminate with such purchase.  True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans or Company ESPP (and true and complete copies of all such agreements and instruments which differ in any material respect from any of such forms) have been delivered to Parent and such agreements and instruments have not been amended, modified or supplemented since being delivered to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form delivered to Parent.  The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act of 1933, as amended (the “Securities Act”), or were issued in transactions which qualified for exemptions under either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

2.3           Authority; No Conflicts.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by certain stockholders of the Company Voting Agreements, the “Contemplated Transactions”).  The execution and delivery of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Required Company Stockholder Vote” as contemplated by Section 6.1(a) of this Agreement and the filing of appropriate merger documents as required by the DGCL).  The Board of Directors of the Company has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to stockholders of the Company that they vote in favor of the Adoption of this Agreement in accordance with the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)           Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental  Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

(c)           No order of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to the Acquired Corporations in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions, except (i) for (A) filing of a certificate of merger as required by the DGCL as provided in Section 1.2, (B) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the non-United States competition, antitrust and investment laws set forth in Section 2.3(c) of the Company Disclosure Schedule, (D) the filing of the Joint Proxy Statement, (E) such Consents, orders, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (F) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (G) the filing of a Current Report on Form 8-K with the SEC, (H) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (ii) where failure to receive such order, or make such registration, declaration, filings or notifications, would not prevent or delay consummation of the Contemplated Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, adversely affect the Acquired Corporations in any material respect.

2.4           SEC Documents; Financial Statements.

(a)           The Company has on a timely basis filed all forms, reports, exhibits and other documents required to be filed with the SEC since December 31, 2003 and has made available to Parent, except to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, (i) its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its Annual Report on Form 10-K for the period ended December 31, 2002, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2002, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC since December 31, 2002, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the “Company SEC Documents”).  The Company SEC Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act and the SEC’s rules thereunder (collectively, the “Federal Securities Laws”), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries are required to file any forms, reports or other documents with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)           The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.5           Absence of Certain Changes.  Except as set forth in Section 2.5 of the Company  Disclosure Schedule, since September 30, 2004 (the “Company Balance Sheet Date”), the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (v) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by the Company or any of its Subsidiaries under, any material contract or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of the Company, by any other party thereto); (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company’s past practices.  Except as set forth in Section 2.5 of the Company  Disclosure Schedule, the Company has not agreed since September 30, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.6           Absence of Undisclosed Liabilities.  Except as set forth in Section 2.6 of the Company  Disclosure Schedule, the Acquired Corporations have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, choate or inchoate, absolute, accrued or otherwise), other than (i) those set forth or adequately provided for in the Consolidated Balance Sheets or in the related Notes to Consolidated Financial Statements  included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date and which are consistent with the conduct of the business of the Company as described in the Company's Quarterly Report as Form 10-Q for the quarter ended September 30, 2004 and which will not cause a Company Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

2.7           Legal Proceedings.  Except as set forth in Section 2.7 of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii)  against any director or officer of any of the Acquired Companies pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

2.8           Receivables; Customers.

(a)           All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

(b)           Section 2.8(b) of the Company Disclosure Schedule lists every customer or other Person from whom each Acquired Corporation expects to receive more than $5,000 in revenues during the present fiscal quarter and the next two fiscal quarters.

2.9           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current business practice of the Company or any of its Subsidiaries, any contemplated acquisition of property by the Company or any of its Subsidiaries or the conduct by the Company or any of its Subsidiaries of its business as currently conducted or as currently proposed to be conducted.

2.10         Governmental Authorization.  The Company and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Body (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company’s or any of its Subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

2.11         Title to Property.  The Company and its Subsidiaries own or lease no material real property other than as set forth in Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents.  Except as reflected in the Company’s financial statements included in the Company SEC Documents, each of the Company and its Subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Encumbrances except Encumbrances for taxes not yet due and payable; and, to the knowledge of the Company, all leases pursuant to which the Company or any Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

2.12         Proprietary Rights.

(a)           Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, with respect to Proprietary Rights owned by the Acquired Corporations, each of the Acquired Corporations has sufficient right, title and interest in and to all Proprietary Rights, free and clear of all Encumbrances, and with respect to Proprietary Rights used by any Acquired Corporation, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), each Acquired Corporation has a valid right to use, license and otherwise exploit such Proprietary Rights.

(b)           Section 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list of the following: (i) all of the Patents owned by any of the Acquired Corporations, (ii) all of the Registered Trademarks owned by any of the Acquired Corporations, (iii) all of the Registered Copyrights owned by any of the Acquired Corporations, and (iv) all oral and written contracts, agreements, licenses and other arrangements relating to any Acquired Corporation Proprietary Rights.  All Patents, Registered Trademarks, and Registered Copyrights necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s) of such Acquired Corporation are valid and in full force and effect; all Acquired Corporation Contracts relating to any Proprietary Rights used by any Acquired Corporation that such Acquired Corporation is granted a right to use, license and otherwise exploit are valid and in full force and effect; and the consummation of the Contemplated Transactions will not alter or impair any such rights or the right of the Acquired Corporations to use and exploit such rights.  No claims have been asserted against any Acquired Corporation (and each Acquired Corporation is not aware of any claims which are likely to be asserted against such Acquired Corporation) by any person challenging the use of any Acquired Corporation Proprietary Right by any Acquired Corporation or challenging or questioning the validity or effectiveness of any license or agreement relating to any Proprietary Right used by any Acquired Corporation, and there is no valid basis for any such claim.  To the Company’s knowledge, no Acquired Corporation Product infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity.

(c)           Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, no Acquired Corporation has granted any third party any right to manufacture, reproduce, distribute, market or exploit any Acquired Corporation Product or any enhancements, modifications, or derivative works based on the Acquired Corporation Products or any portion thereof.

(d)           To the Company’s knowledge, no employee of any Acquired Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with such Acquired Corporation.

(e)           Each person presently or previously employed by any Acquired Corporation (including independent contractors, if any) employed in a research and development or other technical position has executed a confidentiality and non-disclosure agreement, the form of which is attached to Section 2.12(e) of the Company Disclosure Schedule.  Such confidentiality and non-disclosure agreements constitute valid and binding obligations of such person, enforceable in accordance with their respective terms.

2.13         Environmental Matters.  Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law.  None of the Acquired Corporations has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2.14         Tax Matters.

(a)           The Company and each of its Subsidiaries have prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to that entity or its operations, and such Tax Returns are true and correct and have been completed in accordance with applicable law.  All Taxes due and owing (whether or not shown on any Tax Return) have been paid when due.

(b)           The Company and each of its Subsidiaries, as of the Closing Date will have properly and timely withheld and remitted to the proper Tax Authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.

(c)           Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet and as of the Closing Date, will not have any of such liabilities not accrued for or reserved in the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company or its assets or operations

(d)           During the period of all unexpired applicable statutes of limitations, neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax.  There is no Tax deficiency outstanding or assessed or proposed against the Company or any of its Subsidiaries that is not reflected as a liability on the Company Financial Statements and Company Balance Sheet, nor has the Company or any of its Subsidiaries executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)           Neither the Company nor any of its Subsidiaries is a party to any tax-sharing agreement or similar arrangement with any other party, and neither the Company nor any of its Subsidiaries has assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(f)            Except as set forth in Section 2.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries’ Tax Returns have ever been audited by a government or Tax Authority, no such audit is in process or pending, and neither the Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination.

(g)           The Company and each of its Subsidiaries has made available to Parent correct and complete copies of all Tax Returns filed for all periods for the past three (3) tax years.

(h)           Neither the Company nor any of its Subsidiaries has ever filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by the Company or any of its Subsidiaries.

(i)            Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries which, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible as an expense by the Company or any of its Subsidiaries pursuant to Sections 280G, 404, or 162(m) of the Internal Revenue Code or by similar applicable Law.

(j)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the Closing.

(k)           There are (and immediately following the Closing there will be) no Encumbrances on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

(l)            Neither the Company nor any of its Subsidiaries has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(m)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Internal Revenue Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Internal Revenue Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

2.15         Employee Benefit Plans.

(a)           Section 2.15(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code, for the prior three fiscal years of the Company (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to employees, officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Internal Revenue Code Section 125) or dependent care (Internal Revenue Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the “Company Employee Plans”).

(b)           The Company has delivered to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code either (i) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Internal Revenue Code, or (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired.  The Company has also furnished Parent with the most recent Internal Revenue Service determination, opinion, advisory, or notification letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Internal Revenue Code Section 401(a).  Company has also delivered to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(c)           (i)  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Internal Revenue Code), except as would not have, in the aggregate, a Company Material Adverse Effect, and the Company and each Subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no Knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Internal Revenue Code or Title I of ERISA with respect to any of the Company Employee Plans; and (v) each Company Employee Plan has been terminated prior to the date of this Agreement, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event).  No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(d)           The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Company Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, except as may be required by Section 5.10 of this Agreement.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, without more, does not constitute a change in or of control or a termination or constructive termination of employment within the meaning of any severance or option plan or agreement to which the Company or any of its Subsidiaries is a party.

(e)           The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code.

(f)            Neither the Company nor any Company Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(g)           There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which Company or any of its subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h)           There are no benefit plans which have been adopted, maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries by the law or applicable custom or rule of a jurisdiction outside of the United States.

2.16         Interested Party Transactions.  Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director, officer or employee of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.17         Certain Agreements Affected by the Merger.  At the Closing neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:  (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any, current or former, director or employee or service provider of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable by the Company or its Subsidiaries; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.18         Employee Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to employees of the Company or any of its Subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization with respect to such persons.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or any of its Subsidiaries.  There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Body pending or, to the Knowledge of the Company, threatened.  Neither the Company nor any of its Subsidiaries have any pending contract grievances under any collective bargaining agreements, other administrative charges, claims, grievances or lawsuits before any Governmental Body or arbiter or arbitrator arising under any laws govern employment and, to the Knowledge of the Company and its Subsidiaries, there exist no facts that could reasonably be expected to give rise to such a claim.

(b)           All employee terminations that have been conducted by the Company and each of its Subsidiaries have been in accordance with applicable law and there are no pending claims resulting from such terminations.  The Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing.  The Company is not liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company or any of its Subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability.  Neither the Company nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount.  There are no material controversies pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(c)           The Company and its Subsidiaries have delivered to Parent a list of the names and elements of compensation for all officers and consultants of the Company and its Subsidiaries who are currently receiving compensation or other benefits or remuneration from the Company and its Subsidiaries, showing each such person’s name, positions, and annual remuneration, bonuses and benefits for the current fiscal year.

(d)           With respect to any persons formerly employed by the Company or any of its Subsidiaries, (i) the Company and the Company’s Subsidiaries did not violate any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company and the Company’s Subsidiaries, threatened discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or its Subsidiaries, before any Governmental Body nor, to the Knowledge of the Company and its Subsidiaries, does any basis therefor exist.

(e)           With respect to any persons formerly employed by the Company or any of its Subsidiaries, the Company and its Subsidiaries have complied, in all material respects, with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Section 1101 et seq. and its implementing regulations.

(f)            The Company and its Subsidiaries provided their employees with timely notices which were required to be given to employees under, or otherwise complied with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any rules and regulations promulgated thereunder (“WARN”) or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event).

2.19         Insurance.  The Company has delivered to Parent a list of all the Company’s insurance policies as of the date hereof.  The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company and its

Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.20         Compliance With Legal Requirements; Governmental Authorizations.  The Acquired Corporations are, and at all times since January 1, 2000 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets;  no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Acquired Corporations has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Without limiting the foregoing, except as could not reasonably be expected to have a Company Material Adverse Effect:

(a)           the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)           the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)           there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;

(d)           there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e)           no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained without material cost and without undue delay.

2.21         Vote Required.  The Required Company Stockholder Vote is the only vote of the holders of any of the Company’s capital stock necessary to adopt this Agreement.

2.22         Voting Agreements.  All of the persons listed on Section 2.22 of the Company Disclosure Schedule have signed and delivered a Company Voting Agreement, and such Company Voting Agreement is in full force and effect.

2.23         Board Approval; State Takeover Statutes.  The Board of Directors of the Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the

Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the consummation of the Merger. Assuming the accuracy of Parent’s representation set forth in Section 3.23 of this Agreement, the Board of Directors’ approval of this Agreement and the Merger is sufficient to render inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement, the restrictions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement, the Merger, or the transactions contemplated by this Agreement.  No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger, or the transactions contemplated by this Agreement.

2.24         Brokers’ and Finders’ Fees; Opinion of Financial Adviser.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except as specified in the Broadview Letter.  The Company has been advised by its financial advisor, Broadview International Ltd., that in such advisor’s opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

2.25         Customers and Suppliers.  As of the date hereof, except for Wipro Limited (pursuant to that certain Software Support Outsourcing Agreement between such supplier and the Company dated October 15, 2004), all material suppliers of the Company have stopped supplying materials, products or services to the Company.

2.26         No Default.  Neither the Company nor any of its Subsidiaries is, and has not received written, or to the Knowledge of the Company, other notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to the Company or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which the Company or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Company Material Adverse Effect.

2.27         Full Disclosure.

(a)           This Agreement (including the Company Disclosure Schedule) does not, and the Certificate of Merger will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)           None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents.  The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE III are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”).  The disclosures set forth in the Parent Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Parent Disclosure Schedule.  For purposes of this ARTICLE III, documents filed by Parent in full without redaction on the SEC website through EDGAR or made accessible via Parent’s website shall be deemed delivered to Company.

3.1           Organization, Standing and Power.

(a)           Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.  None of Parent’s subsidiaries is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act.

(b)           Parent has delivered to the Company copies of the certificate or articles of incorporation, by-laws and other organizational documents, each as currently in effect, (collectively, “Parent Organizational Documents”) of Parent and each of its Subsidiaries.  Neither Parent nor any of its subsidiaries are in violation of any of the provisions of its respective Parent Organization Documents.

3.2           Capital Structure.

(a)           The authorized capital stock of Parent consists of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value, of which Twenty Five Million, One Hundred Seventy Nine Thousand, Six Hundred and Ten (25,179,610) are issued and outstanding and five million (5,000,000) shares of Preferred Stock, $0.001 par value, of which one hundred thousand (100,000) shares have been designated as Series A Participating Preferred Stock.  As of close of business on December 30, 2004 there were no shares of Preferred Stock issued and outstanding.  Since June 30, 2004, no options have been exercised nor purchases made pursuant to the ESPP, except in the ordinary course of business.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

(b)           The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, $0.001 par value, of which one thousand (1,000) shares were issued and outstanding as of the date hereof.  All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid, and non-assessable, and free of any liens or encumbrances imposed by Parent or Merger Sub.

3.3           Authority.

(a)           Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than, with respect to the Merger, the approval of the issuance of shares of Parent Common Stock by the holders of a majority of the then outstanding shares of Parent Common Stock (the “Required Parent Stockholder Vote” as contemplated by Section 6.1(a) of this Agreement and the filing of appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)           Except as set forth in Section 3.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of the Parent or Merger Sub; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Merger Sub, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Merger Sub; (iv) cause Parent or Merger Sub to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or Merger Sub to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract of Parent or Merger Sub; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or Merger Sub, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent and Merger Sub from performing their obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, adversely affect the Parent or Merger Sub in any material respect.

(c)           No order of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions, except (i) for (A) filing of a certificate of merger as required by the DGCL as provided in Section 1.2, (B) such filings as may be required under the HSR Act, (C) the non-United States competition, antitrust and investment laws set forth in Section 3.3(c) of the Parent Disclosure Schedule, (D) the filing of the Joint Proxy Statement, (E) such Consents, orders, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (F) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (G) the filing of a Schedule 13D with the SEC with respect to the Voting Agreements; (H) the filing of a Form 8-K and Schedule 13D with the SEC within four business days after the Closing Date, (I) the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger, (J) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (ii) where failure to receive such order, or make such registration, declaration, filings or notifications, would not prevent or delay consummation of the Contemplated Transactions in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, adversely affect Parent or any of its Subsidiaries in any material respect.

3.4           SEC Documents; Financial Statements.

(a)           Parent has filed all forms, reports, exhibits and other documents required to be filed with the SEC since December 31, 2002 and has made available to the Company, except to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, (i) its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its Annual Reports on Form 10-K for the period ended December 31, 2003, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since May 19, 2004, (iii) all other reports or registration statements (other than Reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent) filed by Parent with the SEC since December 31, 2002, and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the “Parent SEC Documents”).  The Parent SEC Documents (i) were prepared in accordance with the requirements of the Federal Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)           Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.5           Absence of Certain Changes.  Except as set forth in Section 3.5 of the Parent Disclosure Schedule, since September 30, 2004 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its Subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (v) any entering into by Parent or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by Parent or any of its Subsidiaries under, any material contract or agreement to which Parent or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of Parent, by any other party thereto); (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices.  Parent has not agreed since September 30, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

3.6           Absence of Undisclosed Liabilities.  Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Form 10-Q for the period ended September 30, 2004 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business since September 30, 2004, which are consistent with past practice and which could not reasonably be expected to have a Parent Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

3.7           Litigation.  There is no litigation, arbitration or investigation pending against Parent or any of its Subsidiaries before any Governmental Body, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or to materially and adversely affect the ability of Parent or its Subsidiaries to consummate the transactions contemplated by this Agreement.  There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Parent Material Adverse Effect.

3.8           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or reasonably could be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current business practice of Parent or any of its Subsidiaries, any contemplated acquisition of property by Parent or any of its Subsidiaries or the conduct by Parent or any of its Subsidiaries of its business as currently conducted or as currently proposed to be conducted.

3.9           Governmental Authorization.  Parent and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Body (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its Subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations could not reasonably be expected to have a Parent Material Adverse Effect.

3.10         Title to Property.  Except as reflected in the Parent’s financial statements included in the Parent SEC Documents, each of Parent and its Subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Encumbrances except Encumbrances for taxes not yet due and payable; and, to the knowledge of Parent, all leases pursuant to which Parent or any Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

3.11         Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by Parent for inclusion in the Joint Proxy Statement will not, on the date the Joint Proxy Statement is first mailed to the Company’s stockholders, and at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.  If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent or Merger Sub will promptly inform the Company.  Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company or any third party which is contained in any of the foregoing documents.

3.12         Proprietary Rights.  To Parent’s Knowledge: (i) none of Parent’s Proprietary Rights infringe upon the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity; (ii) Parent has sufficient right, title and interest in and to all Proprietary Rights that are required for Parent to conduct its business as it presently being conducted; (iii) there is no threatened litigation regarding Parent’s Proprietary Rights; and (iv) no former employee of Parent or any of its Subsidiaries is infringing upon or has misappropriated Parent’s Proprietary Rights.

3.13         Environmental Matters.  Each of Parent and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law.  Neither Parent nor any of its Subsidiaries has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of Parent or its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of Parent or any of its Subsidiaries or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.14         Tax Matters.

(a)           Except as disclosed on Schedule 3.14(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiary have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all Taxes which have been incurred or are due and payable.  Except as disclosed on Schedule 3.14(a) of the Parent Disclosure Schedule (i) there are no past or pending audits or examinations or proposed audits or examinations of any tax returns filed by Parent or by any Subsidiary, (ii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent or applicable Subsidiary is maintaining reserves to the extent currently required unless the failure to do so does not have a Parent Material Adverse Effect, and (iii) neither Parent nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Parent or any Subsidiary may be liable.

(b)           Except as set forth on Schedule 3.14(b) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary:  (i) is a party to any agreement providing for the allocation, payment or sharing of Taxes among Parent, its Subsidiaries, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

3.15         Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries is indebted to any director, officer or employee of Parent or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.16         Insurance.  Parent and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent and its Subsidiaries.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.  Parent has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.17         Full Disclosure.  This Agreement (including the Parent Disclosure Schedule) does not, and the Certificate of Merger will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.18         No Default.  Neither Parent nor any of its Subsidiaries is, and has not received written, or to the Knowledge of Parent, notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to Parent or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which Parent or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Parent Material Adverse Effect.

3.19         Board Approval.  The Boards of Directors of Parent and Merger Sub, as the case may be, have (i) approved this Agreement and the Merger, (ii) determined that the Merger is advisable and in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholder of Merger Sub adopt this Agreement and approve the consummation of the Merger.  The stockholder of Merger Sub has adopted this Agreement and approved the consummation of the Merger.

3.20         Vote Required.  The Required Parent Stockholder Vote is the only vote of the holders of any of Parent’s capital stock necessary to effectuate the Contemplated Transactions.

3.21         Voting Agreements.  All of the persons listed on Section 3.21 of the Parent Disclosure Schedule have signed and delivered a Parent Voting Agreement, and such Parent Voting Agreement is in full force and effect.

3.22         Broker’s and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than to Needham & Company, Inc.

3.23         Parent Owned Shares of Company Common Stock.  Neither Parent, Merger Sub or their respective Subsidiaries own any shares of Company Common Stock.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business of Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), the Company agrees (except to the extent expressly contemplated by this Agreement), to carry on the business of the Acquired Corporations in the ordinary course and in substantially the same manner as heretofore conducted since September 30, 2004, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due.  The Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of its or its Subsidiaries’ business, and of any event which could reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not do, cause or permit any of the following actions, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following actions:

(a)           Charter Documents.  cause or permit any amendments to the Organizational Documents;

(b)           Dividends; Changes in Capital Stock.  declare or pay any cash or property dividends on or make any other cash or property distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with the Company’s standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

(c)           Stock Option Plans, Etc.  take any action to accelerate, amend or change the period of exercisability or vesting, or waive any repurchase rights, in respect of options or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans or with respect to any restricted stock.

(d)           Material Contracts.  except as set forth in Section 4.1(d) of the Company Disclosure Schedule, enter into any contract or commitment involving payments by the Company or its Subsidiaries in excess of ten thousand dollars ($10,000) individually or fifty thousand dollars ($50,000) in the aggregate or which are otherwise material to the Company and its Subsidiaries, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts;

(e)           Issuance of Securities.  except as set forth in Section 4.1(e) of the Company Disclosure Schedule, issue, deliver, encumber or sell, or authorize or propose the issuance, delivery, encumbrance, or sale of, or purchase or propose the purchase of, any shares of its or its Subsidiaries’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, and (ii) issuance of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof from former employees, directors and consultants in accordance with the Company’s standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service;

(f)            Intellectual Property.  except as set forth in Section 4.1(f) of the Company Disclosure Schedule, transfer or license to any person or entity any of its Proprietary Rights other than the license of non-exclusive rights to its Proprietary Rights, in each case in the ordinary course of business consistent with past practice;

(g)           Exclusive Rights.  enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h)           Dispositions.  except as set forth in Section 4.1(f) of the Company Disclosure Schedule, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taking the Company together with its Subsidiaries as a whole;

(i)            Indebtedness.  incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j)            Leases.  enter into any operating leases obligating the Company or any of its Subsidiaries;

(k)           Payment of Obligations.  pay, discharge or satisfy in an amount in excess of five thousand dollars ($5,000) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the Transaction Expenses or the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

(l)            Capital Expenditures.  make any capital expenditures, capital additions or capital improvements;

(m)          Insurance.  materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

(n)           Termination or Waiver.  change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner adverse to the Acquired Corporations, taken as a whole, or terminate or waive any right or claim of substantial value in connection with any Legal Proceedings;

(o)           Employee Benefit Plans; Pay Increases.  except as set forth in Section 4.1(o) of the Company Disclosure Schedule, adopt or amend any employee benefit or stock purchase or option plan, pay any special bonus or special remuneration to any employees or consultants or directors, or increase the salaries, wage rates, target incentive percentages or fringe benefits or otherwise increase the benefits of its employees or consultants or directors, except, in each case, for any amendments to any Company Employee Plan that may be required by applicable law.

(p)           Labor Agreements.  enter into any employment contract (including any offer letter for at will employment) or, except if required by applicable law, any collective bargaining agreement.

(q)           Severance Arrangements.  grant any severance or termination pay, or any additional notice of termination, to, or reduce the exercise price or grant any acceleration or extension of the exercisability of any equity securities held by any director, officer, employee or other person;

(r)            Legal Proceeding.  commence a Legal Proceeding other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

(s)           Acquisitions.  acquire or agree to acquire any business, corporation, limited liability company, partnership, association, entity, or other business organization or division thereof (whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase, or otherwise) or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taking the Company together with its Subsidiaries as a whole (except for purchases of supplies and components in the ordinary course of business consistent with past practice), or acquire or agree to acquire any equity securities of or interests in any corporation, partnership, limited liability company, association, entity, or business organization, or enter into any relationships or alliances;

(t)            Taxes.  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u)           Revaluation.  write down the value of inventory or otherwise revalue any of its assets except in a manner consistent with past practice;

(v)           Accounting Policies and Procedures.  make any change to its accounting methods, principles, assumptions, policies (including reserve policies), procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

(w)          Other.  take or agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(v).

4.2           No Solicitation.

(a)           The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.2, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing “standstill” provisions no less favorable to the Company than the “standstill” provisions in effect between the Company and Parent, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.2 by the Company.

(b)           The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)           The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)           The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party, and will use all commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.  The Company also will promptly request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Joint Proxy Statement/Prospectus; Registration Statement.

(a)           As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, with respect to the issuance of Parent Common Stock in the Merger.  Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and Joint Proxy Statement.  Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.  Each of the Parent and the Company will cause the Joint Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  All documents that either Parent or the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Each of Parent and the Company shall also promptly file, use commercially reasonable efforts to cause to become effective as promptly as possible and, if required, mail to its stockholders any amendment to the Form S-4 Registration Statement or Joint Proxy Statement that becomes necessary after the date the S-4 Registration Statement is declared effective.

(b)           If at any time prior to the Effective Time either party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Joint Proxy Statement, it shall promptly inform the other Party.

(c)           Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto.

(d)           Prior to the Effective Time, Parent shall use commercially reasonable efforts to qualify the Parent Common Stock under the securities or blue sky laws of such jurisdictions as may be required; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

(e)           Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other and with the other’s counsel and auditors in the preparation of the Joint Proxy Statement and the Registration Statement.

5.2           Meeting of Company Stockholders.

(a)           The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock for the purpose of voting on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”), and shall submit such proposal to such holders at the Company Stockholders’ Meeting.  The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting.  The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           Subject to Section 5.2(c):  (i) the Joint Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the unanimous recommendation of the Company’s board of directors that the

Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if:  (i) an Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days’ prior notice of any meeting of the Company’s board of directors (or presentation to the directors of a proposed unanimous written consent) at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) the Company’s board of directors determines in good faith (supported by a written opinion of an independent financial adviser of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal; (iv) the Company’s board of directors determines in good faith, after having taken into account the written advice of the Company’s outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable law; and (v) neither the Company, nor the other Acquired Corporations, nor any of their Representatives shall have violated any of the restrictions set forth in Section 4.2.

5.3           Meeting of Parent Stockholders.

(a)           Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of voting to approve the issuance of Parent Common Stock in the Merger (the “Parent Stockholders’ Meeting”).  The Parent Stockholders’ Meeting will be held as promptly as practicable after the Company Stockholders’ Meeting is held and the Company’s stockholders shall have adopted, this Agreement.  Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           The Joint Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the “Parent Board Recommendation”).  The Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed

5.4           Regulatory Approvals.

(a)           Subject to Sections 5.4(c) and 5.4(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, but subject to Sections 5.4(c) and 5.4(d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger.  The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)           Without limiting the generality of Section 5.4(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger.  The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters.  Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger.  Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law.  Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the transaction contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c)           At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

(d)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

5.5           Consents.  The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

5.6           Access to Information.

(a)           Each Party (the “Disclosing Party”) shall afford the other party (the “Receiving Party”) and its Representatives with reasonable access during normal business hours during the Pre-Closing Period to (i) all of the Disclosing Party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Disclosing Party and its Subsidiaries as Receiving Party may reasonably request.  The Disclosing Party agrees to provide to the Receiving Party and its Representatives copies of internal financial statements promptly upon request.

(b)           The Disclosing Party shall provide the Receiving Party and its Representatives with reasonable access, during normal business hours during the Pre-Closing Period, to all of the Disclosing Party’s and its Subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the Receiving Party:  (i) a schedule of the types of Tax Returns being filed by the Disclosing Party and each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by the Disclosing Party and each of its Subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which the Disclosing Party or any of its Subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.  The Disclosing Party shall also, promptly upon the Receiving Party’s request during the Pre-Closing Period, prepare and provide the following information to the Receiving Party and its Representatives in a form reasonably acceptable to the Receiving Party:  (i) such transfer-pricing information, studies and documentation as may be requested by the Receiving Party relating to transactions between the Disclosing Party and any of its Subsidiaries (and any other related parties); (ii) such information, studies and documentation relating to the amount and use of net operating losses and Tax credits by the Disclosing Party and its Subsidiaries as may be requested by the Receiving Party and (iii) such records and information as may be requested by the Receiving Party substantiating any Tax credits claimed or to be claimed by the Disclosing Party and any of its Subsidiaries.

(c)           No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.7           Confidentiality.

(a)           The parties acknowledge that the provisions of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time.

(b)           The Receiving Party shall keep confidential all information and knowledge concerning the Disclosing Party obtained from the Disclosing Party or any of its advisers in the course of the negotiations relating to this Agreement or the consideration by the Receiving Party of a possible transaction with the Disclosing Party, or the effectuation of the Contemplated Transactions, including all notes, analyses, compilations, studies, interpretations, or other documents prepared by the Receiving Party which contain, reflect or are based upon, in whole or in part, the information furnished to the Disclosing Party (the “Confidential Information”); provided, however, that the foregoing shall not apply to information or knowledge which (i) the Receiving Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the Disclosing Party, (ii) has been approved in writing for use or disclosure by the Disclosing Party, (iii) is or becomes generally known to the public and does not become so known through any violation of law or this Agreement by the Receiving Party, (iv) is later lawfully acquired by the Receiving Party from other sources, (v) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure, (vi) is required to be disclosed in the course of any litigation between any of the parties hereto and is disclosed in accordance with any protective order or confidentiality order or arrangement applicable thereto, or (vii) is independently developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party; it being understood that the Receiving Party may disclose relevant information and knowledge to its employees and agents on a “need to know” basis, provided that the Receiving Party causes such employees and agents to treat such information and knowledge confidentially.

(c)           Each party agrees that it shall use the Confidential Information of the other party solely for the purpose of effectuating the Contemplated Transactions, that the Confidential Information shall be kept confidential and that the neither party shall disclose any of the Confidential Information of the other party in any manner whatsoever except as permitted in Section 5.7.  Each party agrees to be responsible for any breach of Section 5.7 by such party and agrees, at its sole expense, to take all reasonable measures (including court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure of the Confidential Information.

(d)           In the event that the Receiving Party is requested or required (by deposition, interrogatories, requests for information or documents or other discovery mechanism in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement so that

Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by Disclosing Party, the Receiving Party is nonetheless, in the written opinion of its counsel, legally compelled to disclose the Confidential Information of the Disclosing Party to any court or tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party may, without liability hereunder, disclose to such court or tribunal only that portion of the Confidential Information of the Disclosing Party which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party exercises its commercially reasonable efforts to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by cooperating with Disclosing Party to obtain an appropriate protective order or other assurance that confidential treatment will be accorded the Confidential Information of the Disclosing Party by such court or tribunal.

(e)                                  In the event this Agreement is terminated pursuant to Section 7.1 this Section 5.7 shall survive indefinitely and otherwise shall survive until the Effective Time.

5.8                                 Public Disclosure.  Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) about the other party or their relationship or activities or regarding the terms of this Agreement and the Contemplated Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq Stock Market, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.9                                 Legal Requirements.  Subject to the provisions and provisos of Section 5.4, each of Parent, Merger Sub and the Company will, and will cause their respective Subsidiaries to, (a) take all requisite commercially reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the Contemplated Transactions, (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Contemplated Transactions, and (c) subject to Section 5.4 take all requisite commercially reasonable actions necessary to obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.10                           Employee Benefit Plans.  At the Effective Time the Company Stock Option Plans and each unvested outstanding option to purchase shares of Company Common Stock shall terminate and be cancelled.  If and to the extent necessary or required by the terms of the Company Stock Option Plans or any Company Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Options and (ii) amend the terms of its stock option plans, equity incentive plans or arrangements, to give effect to the provisions of this Section 5.10.

(a)                                  All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the “Repurchase Options”) shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the Merger shall not accelerate the vesting of unvested shares provided for in the agreements evidencing the Repurchase Options, and except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

(b)                                 The Company shall take all action necessary to terminate, or cause to terminate, effective as of the day prior to the Effective Time, any Company Benefit Plan that is a 401(k) plan.  With respect to each Company Employee Plan subject to ERISA as an employee pension plan within the meaning of Section 3(2) of ERISA, and to the Company’s knowledge, no partial termination could be deemed to have occurred as a result of a reduction in the Company’s workforce.

(c)                                  Within five business days following the date of this Agreement, the Company shall set forth on Section 5.10(c) of the Company Disclosure Schedule a list of all persons who the Company reasonably believes are, with respect to the Company and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).  Within a reasonable period of time after the last business day of the month prior to the expected Closing Date and on or about the date five business days prior to the expected Closing Date, the Company shall revise Section 5.10(c) of the Company Disclosure Schedule to reflect the most recently available closing price of Company Common Stock as of the last business day of such month and to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company and as of the each such date, “disqualified individuals” (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).

5.11                           Listing of Additional Shares.  Prior to the Effective Time, Parent shall file with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.2(b).

5.12                           Indemnification.

(a)                                  All rights to indemnification under the Company’s Organizational Documents or indemnification contracts (in each case in effect on the date hereof) existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (the “Indemnified Persons”) shall survive the Merger and shall be observed by the Surviving Corporation for a period of six years from the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b)                                 From the Effective Time until the third anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, a “tail” policy based on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Tail Policy”); provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage, (ii) the Surviving Corporation shall not be required to pay an aggregate premium for the Tail Policy (or for any substitute policies) in excess of $         in the aggregate [150% of current premium], and (iii) the Surviving Corporation shall not be required to maintain any Tail Policy by opposing rescission or attempting to obtain replacement coverage in the event of a rescission or attempted rescission by the insurer based, inter alia, on misrepresentation or concealment in any related insurance application and/or associated materials.  In the event the aggregate premium for the Tail Policy (or any substitute policies) exceeds $800,000 in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $800,000.

(c)                                  Parent will take the necessary steps such that the Surviving Corporation shall have purchased the Tail Policy prior to, and effective as of, the Closing Date. To the extent possible, the Company will cause the pre-paid premium for the Company’s existing policy of directors’ and officer’s liability insurance covering the period from the Closing Date until the expiration of such policy, to be rebated and credited toward the premium payable for the Tail Policy.

(d)                                 The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs.

5.13                           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by the Company stockholders when due.

5.14                           Stockholder Litigation.  Unless and until the Board of Directors of the Company has withdrawn the Company Board Recommendation, the Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against the Company and/or its directors relating to the Contemplated Transactions.

5.15                           Nominee to Parent’s Board.  The parties agree to cooperate with each other to determine a nominee to be appointed to Parent’s Board of Directors, which nominee shall be mutually agreeable to both Parent and Company.

5.16                           Injunctions or Restraints.  In the event an injunction or other order preventing the consummation of the Merger shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

5.17                           Further Assurances.  Subject to Section 4.2 and Section 5.1, (a) each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the Contemplated Transactions and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, and (b) each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of this Agreement and the Contemplated Transactions.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)                                  Stockholder Approval.  This Agreement and the Merger shall have been approved by the Required Company Stockholder Vote and the Required Parent Stockholder Vote.

(b)                                 Registration Statement Effective.  The SEC shall have declared the Form S-4 Registration Statement effective; no stop order suspending the effectiveness of the Form S-4 Registration Statement or any part thereof shall be in effect; and no proceeding for that purpose by the SEC shall be pending.

(c)                                  No Injunctions, Restraints or Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body seeking any of the foregoing be pending; and no action shall have been taken by any Governmental Body, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(d)                                 HSR.  The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have elapsed or been terminated.

6.2                                 Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a)                                  Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure to be so true and correct, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Parent Material Adverse Effect; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by them prior to the Effective Time; and (iii) the Company shall have received a certificate of an appropriate officer of Parent certifying that the conditions set forth in this Section 6.2(a) are satisfied.

(b)                                 Listing of Additional Shares.  The shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger shall have been approved for listing on The Nasdaq National Market, or shall be exempt from such requirement under the then applicable regulations and rules of the Nasdaq Stock Market.

(c)           Directors’ and Officers’ Liability Insurance Coverage.  The Tail Policy referred to in Section 5.12(b) shall be effective as of the Closing Date.

6.3                                 Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by Parent:

(a)                                  Representations, Warranties and Covenants.  (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except, in the case of the representations and warranties of the Company in Section 2.1 through Section 2.20, Section 2.25 and Section 2.26, where the failure to be so true and correct, without regard to any materiality or Company Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (ii) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by it prior to the Effective Time, and (iii) Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company certifying that the conditions set forth in this Section 6.3(a) are satisfied.

(b)                                 Financial Condition.  The Company Cash Position, as finally determined pursuant to Section 1.7(b), shall be greater than or equal to twenty one million five hundred thousand dollars ($21,500,000).

(c)                                  Third-Party Consents.  Parent shall have received evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under each material contract of the Company or any of its Subsidiaries set forth on Schedule 6.3(c).

(d)                                 Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition materially limiting or restricting Parent’s ownership, conduct or operation of the business of the Company and its Subsidiaries following the Effective Time shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body, seeking the foregoing be pending or threatened.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1                                 Termination.  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Parent, this Agreement may be terminated and the Merger abandoned:

(a)                                  by mutual written consent of the parties, upon approval by the Boards of Directors of Parent and the Company;

(b)                                 by either Parent or the Company, by written notice to the other party, if the Closing shall not have occurred on or before March 31, 2005 or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, however, that the Final Date shall, at the election of either party, be extended to May 15, 2005 if the Joint Proxy Statement has not been mailed to the stockholders of either party on or before February 28, 2005, either because the Registration Statement had not by then been declared effective by the SEC or because (i) any of the determinations required by Section 1.7(b) have not been completed and (ii) the failure of such determinations to be completed or the failure of the Merger to occur on or before the Final Date has not principally been caused by action or failure to act constituting a breach, in any material respect, of this Agreement, by the party seeking such extension;

(c)                                  by either Parent or the Company, by written notice to the other party, if: (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided such party used commercially reasonable efforts to have such injunction or other order lifted;

(d)                                 by either Parent or the Company, by written notice to the other party, if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

(e)                                  by either Parent or the Company, by written notice to the other party, if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have voted on the issuance of shares of Parent Common Stock in the Merger, and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time;

(f)                                    by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote), by written notice to the Company, if a Company Triggering Event shall have occurred or an Acquisition Proposal shall have been made and, in either case, shall not have been absolutely and unconditionally abandoned or withdrawn, and the Board of Directors of the Company, if so requested by Parent, does not within 10 business days of such request, (A) reconfirm its unanimous recommendation of this Agreement and the transactions contemplated hereby, and (B) (in the case of an Acquisition Proposal or Triggering Event involving a tender or exchange offer) reject such Acquisition Proposal or Triggering Event; (ii) the Board of Directors of the Company shall have failed to give the Company Board Recommendation or shall have withdrawn (including by failing to include such

Recommendation in the Proxy Statement) or modified the Company Board Recommendation in a manner adverse to Parent, or shall have resolved to do any of the foregoing; (iii) the Board of Directors of the Company shall have recommended, endorsed, accepted, approved, or otherwise agreed to an Acquisition Proposal or shall have resolved to do any of the foregoing; or (iv) the Company or any Company Representative shall have failed to comply with Section 4.2;

(g)                                 by Parent, by written notice to the Company, if (i) any of the Company’s representations and warranties in the Agreement would be inaccurate if made as of the time of such notice, or the Company shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.3(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within 10 business days after receipt by the Company of written notice of such inaccuracy or breach;

(h)                                 by the Company, by written notice to Parent, if (i) any of Parent’s representations and warranties in this Agreement would be inaccurate if made as of the time of such notice, or Parent shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.2(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach shall not have been cured within 10 business days after receipt by Parent of written notice of such inaccuracy or breach;

(i)                                     by Parent, upon written notice to the Company, if, since the date of this Agreement, there shall have occurred any Company Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect; or

(j)                                     by the Company, upon written notice to Parent, if, since the date of this Agreement, there shall have occurred any Parent Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect.

7.2                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided however that (a) the provisions of Section 5.7 and Section 7.3, this Section 7.2 and ARTICLE VIII shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party from liability in connection with a willful or intentional breach of any of such party’s representations or warranties set forth in this Agreement or the breach of any such party’s covenants or agreements set forth in this Agreement.

7.3                                 Expenses and Termination Fees.

(a)                                  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)                                 Notwithstanding Section 7.3(a), Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and (B) any necessary filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

(c)                                  If this Agreement is terminated by Parent pursuant to Section 7.1(f), then the Company shall pay to Parent, in cash within two business days following termination (and in addition to the amounts payable by the Company pursuant to Section 7.3(b)) a nonrefundable fee in an amount equal to $1,500,000.

(d)                                 If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as announced by the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

7.4                                 Amendment.  Subject to Section 251(d) of the DGCL, the boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5                                 Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
GENERAL PROVISIONS

8.1                                 Non-Survival at Effective Time.  The representations, warranties, covenants and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in ARTICLE I, Section 5.7 (Confidentiality), Section 5.8 (Public Disclosure) Section 5.10 (Employee Benefit Plans), Section 5.12 (Indemnification), Section 5.17 (Further Assurances),  Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this ARTICLE VIII shall survive the Effective Time.

8.2                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be addressed to the intended recipient as set forth below):

(a)                                  if to Parent or Merger Sub, to:

TUT SYSTEMS, INC.

Randall K. Gausman
6000 SW Meadows Road

Lake Oswego, OR 97035

Telephone No.:  (971) 217-0400

Facsimile No.:   (971) 217-0458

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention:  Marty B. Lorenzo, Esq.
Telephone No.: (858) 677-1400
Facsimile No.: (858) 677-1401

(b)                                 if to the Company, to:

COSINE COMMUNICATIONS, INC.

Terry Gibson
560 S. Winchester Blvd.
Suite 500
San Jose, CA 95128

Telephone No.:  (408) 236-7517

with a copy to:

Collette &  Erickson LLP

43rd Floor, Bank of America Center

555 California Street

San Francisco, CA  94104-1791

Attention:  John V. Erickson, Esq.

Telephone No.: (415) 788-4646

Facsimile No.: (415) 788-6929

All notices so given shall be effective upon receipt, and shall in any event be deemed received (a)  upon delivery, if delivered by hand, (b) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) upon telephonic confirmation of delivery, if delivered by facsimile transmission.

8.3                                 Interpretation.

(a)                                  Prior to the Effective Time: (i) nothing in this Agreement shall be construed as establishing a joint venture, strategic alliance, or license between Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (ii) nothing in this Agreement shall be construed to require Parent or any of its Subsidiaries to make any investment of cash or other property in or any loan to the Company or any of its Subsidiaries.

(b)                                 When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”  The phrase “provided to,” “furnished to,” and terms of similar import in this Agreement means that a paper copy of the information referred to has been furnished to the party to whom such information is to be provided.  In this Agreement, the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 7, 2005.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5                                 Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, excluding the Confidentiality Agreement to the extent provided by Section 5.7 herein; (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; and (c) are not intended to, and shall not be construed as, conferring upon any person other than the parties hereto any rights or remedies.

8.6                                 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7                                 Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within the County of New Castle in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9                                 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TUT SYSTEMS, INC.

By:		/s/ Salvatore D'Auria
	Name:	Salvatore D'Auria
	Title:	Chief Executive Officer

COSINE COMMUNICATIONS, INC.

By:		/s/ Steve Goggiano
	Name:	Steven Goggiano
	Title:	Chief Financial Officer

CADILLAC MERGER SUB, INC.

By:		/s/ Randall Gausman
	Name:	Randall Gausman
	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND
PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following capitalized terms shall have the meanings indicated below:

“Acquired Corporation” means the Company or any of its Subsidiaries.

“Acquired Corporations” means the Company and all of its Subsidiaries.

“Acquired Corporation Contract” means any Contract:  (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Acquired Corporation Product(s)” means each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

“Acquired Corporation Proprietary Rights” means any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)                                  any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 25% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or

(b)                                 any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary coarse of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

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“Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“Antitrust Laws” means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“Broadview Letter” has the meaning ascribed to it in the definition of Transaction Expenses.

“CERCLA” has the meaning ascribed to it in Section 2.13.

“Certificate of Incorporation” has the meaning ascribed to it in Section 2.1.

“Certificate of Merger” has the meaning ascribed to it in Section 1.2.

“Closing” has the meaning ascribed to it in Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“COBRA” has the meaning ascribed to it in Section 2.18(b).

“Company” has the meaning ascribed to it in the forepart to this Agreement.

“Company Authorizations” has the meaning ascribed to it in Section 2.10.

“Company Balance Sheet” has the meaning ascribed to it in Section 2.6.

“Company Balance Sheet Date” has the meaning ascribed to it in Section 2.5.

“Company Board Recommendation” has the meaning ascribed to it in Section 5.2(b).

“Company Certificates” has the meaning ascribed to it in Section 1.8(c).

“Company Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

“Company Disclosure Schedule” has the meaning ascribed to it in the forepart of ARTICLE II.

“Company Employee Plans” has the meaning ascribed to it in Section 2.15(a).

“Company ESPP” has the meaning ascribed to it in Section 2.2.

“Company Financial Statements” has the meaning ascribed to it in Section 2.4.

“Company Material Adverse Effect” means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of

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operations of the Company (or, after the Effective Time, the Surviving Corporation) and its Subsidiaries, taking the Company (or, after the Effective Time, the Surviving Corporation) together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Company Material Adverse Effect: (a) a decrease in the trading price of Company Common Stock; (b) any event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving results from changes affecting any of the industries or economies in which the Company operates as a whole (which changes do not materially and disproportionately affect the Company); (c) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (f) a failure in and of itself of results of operations of the Company and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Company after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

“Company Representatives” has the meaning ascribed to it in Section 4.2.

“Company SEC Documents” has the meaning ascribed to it in Section 2.4.

“Company Stock Option Plans” has the meaning ascribed to it in Section 1.6(c).

“Company Stockholders Meeting” has the meaning ascribed to it in Section 5.2(a).

“Company Triggering Event” means:  (i) the failure of the board of directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to the Parent, or any other action taken by the board of directors of the Company or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the board of directors of the Company or such member does not support the Merger or does not believe that the Merger is in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Joint Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders; (iii) the board of directors of the Company fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of the Company’s stockholders, within five business days after Parent requests in writing that such action be taken; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with Section 4.2; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the

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commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced; or (viii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.2.

“Confidentiality Agreement” means the Mutual Non-disclosure Agreement, dated as of September 21, 2004, between the Company and Parent.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“CPA Firm” has the meaning ascribed to it in Section 1.7(b).

“DGCL” has the meaning ascribed to it in Section 1.1.

“Diluted Company Shares” means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time on an “as converted” and “as exercised” basis, including (i) all outstanding shares of Company Common Stock, plus (ii) the maximum number of shares of Company Common Stock issuable pursuant to the exercise of any outstanding options, warrants, subscription rights, and agreements or commitments to issue shares of Company Common Stock or issuable pursuant to the conversion of any outstanding Company debt or equity securities for which the exercise price, subscription price or conversion price is less than $4.50 per share of Company Common Stock.

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters,

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drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under  Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)                                  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)                                 fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)                                  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)                                 preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)                                  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)                                 assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)                                  protecting resources, species, or ecological amenities;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

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(g)                                 cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA Affiliate” has the meaning ascribed to it in Section 2.15(a).

“ERISA” has the meaning ascribed to it in Section 2.15(a).

“Exchange Act” has the meaning ascribed to it in Section 2.4.

“Exchange Ratio” has the meaning ascribed to it in Section 1.6(a).

 “Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Final Date” has the meaning ascribed to it in Section 7.1(b).

“Foreign Plan” has the meaning ascribed to it in Section 2.15(h).

“Form S-4 Registration Statement” or “Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” has the meaning ascribed to it in Section 2.4.

“Governmental Authorization” means any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

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“HSR Act” has the meaning ascribed to it in Section 2.3.

 “Indemnified Parties” has the meaning ascribed to it in Section 5.12.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“Joint Proxy Statement” means the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Knowledge” with respect to a party means such party’s actual knowledge after reasonable inquiry of officers, directors, vice presidents, persons of higher authority than, or equivalent authority to, a vice president, and all persons directly reporting to any of the foregoing.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

“Merger” has the meaning ascribed to it in the Recitals to this Agreement.

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“Merger Sub Common Stock” has the meaning ascribed to it in Section 1.6(d).

“NASD” has the meaning ascribed to it in Section 2.3.

“Net Cash Adjustment” has the meaning ascribed to it in Section 1.7.

“Order” means any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

“Organizational Documents” has the meaning ascribed to it in Section 2.1(c).

“Parent” has the meaning ascribed to it in the forepart to this Agreement.

“Parent Balance Sheet” has the meaning ascribed to it in Section 3.5.

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“Parent Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

“Parent Confidential Information” has the meaning ascribed to it in Section 5.7(b).

“Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of ARTICLE III.

“Parent Financial Statements” has the meaning ascribed to it in Section 3.4.

“Parent Material Adverse Effect” means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Parent Material Adverse Effect: (a) a decrease in the trading price of Parent Common Stock; (b) any event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving results from changes affecting any of the industries or economies in which Parent operates as a whole (which changes do not materially and disproportionately affect Parent); (c) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (f) a failure in and of itself of results of operations of the Parent and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Parent after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

“Parent SEC Documents” has the meaning ascribed to it in Section 3.4.

“Patents” means the Issued Patents and the Patent Applications.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

“Person” means any individual, Entity or Governmental Body.

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights

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(whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

 “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Repurchase Options” has the meaning ascribed to it in Section 5.10(a).

“Required Company Stockholder Vote” has the meaning ascribed to it in Section 2.3(a).

“Required Parent  Stockholder Vote” has the meaning ascribed to it in Section 3.3

“SEC” has the meaning ascribed to it in Section 2.3.

“Securities Act” has the meaning ascribed to it in Section 2.2.

“Subsidiary” and “Subsidiaries” mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person or any subsidiary of such person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such person or by one or more of its subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, (i) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company’s stockholders than the terms of the Merger and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably certain of being obtained by such third party.

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer,

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franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement.

“Tax Authority” means any Governmental Body responsible for the imposition of any Tax (domestic or foreign).

 “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” means all (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (iii) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registrations has been obtained.

“Transaction Expenses” means the actual, reasonable, documented fees, costs and expenses incurred by the Company and payable to Broadview International LLC as financial advisor to the Company pursuant to its letter agreement with the Company dated as of May 16, 2003 (the “Broadview Letter”), Collette & Erickson, LLP as outside legal counsel to the Company, and the Company’s outside accountants, in each case in connection with the negotiations leading to this Agreement, the negotiation and documentation of this Agreement (including due diligence in connection therewith), the performance of the Company’s obligations under this Agreement, and the consummation of the Merger and the other Contemplated Transactions, and expenses incurred in connection with printing the Company’s proxy materials and the Registration Statement, registration and filing fees in connection with the Registration Statement, the proxy materials and the listing of additional shares, and fees, costs and expenses associated with

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complying with applicable Blue Sky securities laws in connection with the Merger and filing fees under the HSR Act.  Fees, costs and expenses incurred by the Company in connection with legal, accounting and financial advisory work in the ordinary course of business shall not constitute Transaction Expenses, even though they may be incurred after the date hereof or during the pendency of this Agreement.

“Triggering Event” means the acquisition by any person or group (other than a stockholder who is party to an enforceable Voting Agreement) of beneficial ownership of securities representing twenty five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of the Company, or the commencement or public announcement of a tender or exchange offer, other publicly announced initiative or open market purchase program, following the successful consummation of which such person or group would have beneficial ownership of securities representing twenty five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of the Company.  For purposes of this definition, the terms “person,” “group” and “beneficial ownership” have the meanings ascribed to them in the Securities Exchange Act of 1934 as amended and the rules and regulations of the SEC thereunder.

“Voting Agreements” has the meaning ascribed to it in the Recitals to this Agreement.

“WARN” has the meaning ascribed to it in Section 2.18(f).

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